Introduction

   The International Paper Company Unfunded Savings Plan (the USP or Plan) is a savings plan designed to provide you with an opportunity to save through your own deferrals of pay and through company matching contributions.

   The USP is an unfunded deferred compensation plan. This means that the pay which you defer under the USP and any company matching contributions credited to your account are not invested in a separate trust. Instead, all deferred amounts will be paid directly by the company out of its general assets at the time when benefits become due and payable under the Plan.

   The Plan was amended and restated effective January 1, 1995.

   This booklet is intended to help you better understand your benefits under the Plan. The full text of the Plan may be obtained by contacting Savings Administration in Memphis. If there is any conflict between the information in this Summary Plan Description and the provisions of the Plan, the plan document always will control.

Overview of the Plan

o You have the opportunity to defer more than the statutory maximum allowed in the Salaried Savings Plan (the SSP);

o  Company matching contributions are credited on your basic contributions;

o Basic contributions and company matching contributions are credited with earnings based on a Company Stock Fund Equivalent;

o Supplemental contributions may be credited with earnings based on your choice of four investment fund equivalents--the Fixed Income Fund Equivalent, the Balanced Fund Equivalent, the Diversified Equity Fund Equivalent and the Company Stock Fund Equivalent;

o Taxes are deferred on your contributions, company matching contributions and earnings credited to your account until distributed from the Plan;

o  The value of your contributions is vested immediately, and a liberal vesting schedule is applied to company matching contributions;

o While you are actively employed, distributions of specific dollar amounts may be made from your contributions without penalty or suspension, provided you designate the amounts and dates of distribution prior to initial plan participation;

o While you are actively employed, withdrawals of your contributions may be made with a 10 percent forfeiture penalty and 12-month suspension of contributions, if the withdrawal distribution is requested after initial plan participation;

o  You may transfer the balance of your supplemental contributions among the four investment fund equivalents monthly;

o At age 60, you may transfer all or part of the balance of your basic contributions and company matching contributions from the Company Stock Fund Equivalent among the other investment fund equivalents monthly; and

o If you retire or become disabled, you may receive your account balance in a lump sum or installments and may defer commencement up to age 70 1/2.

Who Is Eligible

   You are eligible to participate in the Plan if you are:

o  Eligible to participate in the Salaried Savings Plan; and

o Employed in Position Level 18 or above (or equivalent) or have SSP plan compensation in excess of $150,000 (indexed for cost-of-living) for the preceding calendar year.

   In order to participate, you must enroll in the Plan and be actively contributing to the Salaried Savings Plan.

How To Enroll

   When you become eligible, you will be given an enrollment form. If you choose to make contributions to the Plan, you will:

o Select the percentage of total pay you want to contribute under the SSP and the USP, in combination;

o  Authorize the company to make payroll deductions for your contributions;

o  Choose the investment option(s) for your supplemental contributions, if any;

o  Designate any in-service distribution(s) to be paid to you; and

o  Select your beneficiary(ies).

Important Note: If you choose not to join the Plan when you first become eligible, you may join at a later date by completing a new enrollment form.

Participation

How the Plan Works

   If you choose to participate in the USP, your SSP and USP contributions are determined in combination, and are allocated between the two plans based on the following:

o  The percentage of compensation which you wish to save; and


o Your choice to either maximize before-tax contributions or to maximize contributions to the SSP.

   You also have the following optional choice:

o  Your USP contributions may be limited to the maximum basic rate available.

   When you become a participant in the Plan, an account is established for you. Your account contains all the details relating to your contributions, company matching contributions and any investment fund equivalent gains or losses. This information is recorded separately for each investment fund equivalent in which you have amounts credited.

How Participation in the Plan Affects Your Other Benefits

   Most salaried pensions under the Retirement Plan of International Paper Company are based on Final Average Earnings. In general, earnings included in the pension calculation are base pay, bonuses, salary deferrals to the Salaried Savings Plan and to Internal Revenue Code Section 125 Plans (including Health and Dependent Care contributions), but not salary deferred as contributions under this Plan. Thus, making contributions to the Plan during your final years of employment, when Final Average Earnings are calculated, could reduce your annual pension from the Retirement Plan.

   However, if your Retirement Plan pension is reduced by your contributions to this Plan, the amount of the reduction will be paid as a benefit from the International Paper Company Pension Restoration Plan at retirement. The Pension Restoration Plan is a non-qualified plan, with benefits paid from the general assets of the company.

Important Note: Making contributions to this Plan will not lower your life insurance or disability insurance benefits from the company.

Types of Contributions

   The following sections describe the various types of contributions you may make to the SSP and USP, as well as any company matching contributions which may be credited to your accounts under the SSP and USP.

   You must designate the percentage of your total pay which you wish to contribute to the combined SSP/USP. Your contributions will be designated as basic or supplemental.

Basic Contributions

   The first contributions which you make will be designated as basic contributions. The range of percentages permitted for basic contributions is listed in the Appendix.

   Basic contributions are credited with company matching contributions.


Company Matching Contributions

   The company will credit matching contributions to your SSP or USP account in an amount equal to a percentage of the basic contributions which you make. The company matching percentage is listed in the Appendix.

Supplemental Contributions

   If you make the maximum basic contributions permitted, any excess contributions will be designated as supplemental contributions. The range of percentages permitted for supplemental contributions is listed in the Appendix.

   Supplemental contributions are not eligible for company matching contributions.

Changing Your Rate of Contributions

   Once in any month, you may:

o Increase or decrease the percentage of total pay you contribute under the combined SSP/USP; or

o  Suspend your contributions.

Investment Options

   The Plan has four investment options: the Fixed Income Fund Equivalent; the Balanced Fund Equivalent; the Diversified Equity Fund Equivalent and the Company Stock Fund Equivalent. Since this is an unfunded plan, your contributions and any company matching contributions are not invested in a separate trust. Instead, your account is simply credited with the same investment gain or loss that it would have received had it been invested in the Fixed Income Fund, Balanced Fund, Diversified Equity Fund and/or Company Stock Fund of the
Salaried Savings Plan.

Basic and Company Matching Contributions

   Basic and company matching contributions are invested in the Company Stock Fund Equivalent.

Supplemental Contributions

   You may invest your supplemental contributions among the Fixed Income Fund Equivalent, the Balanced Fund Equivalent, the Diversified Equity Fund Equivalent and the Company Stock Fund Equivalent, in multiples of 10 percent.

Changing Investment of Future Supplemental Contributions

   You may change your choice of investment fund equivalent for your future supplemental contributions once in any month.


Investment Fund Equivalents

The Fixed Income Fund Equivalent

   The Fixed Income Fund Equivalent is based on the SSP Fixed Income Fund which is invested in a diversified portfolio of fixed income securities and investment contracts. The rate of return on the SSP fund reflects a blend of all the interest rates from the individual holdings and changes in the market values of the bonds.

The Balanced Fund Equivalent

   The Balanced Fund Equivalent is based on the SSP Balanced Fund which follows a diversified and balanced program of investing in high-quality stocks and bonds. The bonds are held for relative capital stability, while the stocks are held for potential growth. Under normal circumstances, the SSP fund will invest 60 percent to 70 percent of its total assets in common stocks and 30 percent to 40 percent of its assets in fixed income securities. The value of this investment fluctuates with the market prices of the various stocks and bonds held in the SSP fund.

The Diversified Equity Fund Equivalent

   The Diversified Equity Fund Equivalent is based on the SSP Diversified Equity Fund which seeks long-term growth of capital and income by investing in a portfolio of common stocks. The SSP fund attempts to replicate the performance of the Standard and Poor's 500 Stock Index. The value of this investment fluctuates with the market prices of the various common stocks held in the SSP fund.

The Company Stock Fund Equivalent

   The Company Stock Fund Equivalent is based on the SSP Company Stock Fund which is invested in International Paper Company common stock. Dividends are reinvested in additional shares of International Paper Company common stock. The value of the SSP fund fluctuates depending upon dividends paid and the market value of the stock.

Rate of Return on Your Investment

   Any investment involves some degree of financial risk. Furthermore, since your USP contributions are not in a separate trust but are part of the company's general assets, participation in this Plan involves greater risks than participation in the Salaried Savings Plan. The annual investment results will vary depending on the growth of the equivalent investment fund which is being mirrored. Investment results will be reported to you periodically.

Valuation of Your Account

   Each of the investment fund equivalents is valued at the end of each calendar month. The value of your account is equal to: the amounts you originally contributed, plus your company matching contributions, plus deemed reinvested earnings, plus any equivalent increase or less any equivalent decrease in the market value of your investments, less any distributions from your account.

   Quarterly, you will receive a statement showing the value of your account. This statement will show all savings activity, including your contributions, company matching contributions, investment experience and any transfers or distributions made.

                Market Value of an Initial Investment of $100
               in Each SSP Investment Option on January 1, 1989

   Results are reduced by investment manager fees but are not reduced by other administrative fees which may be charged to the fund. Reinvestment of all income is assumed.

Type of Fund            12/31/89   12/31/90   12/31/91   12/31/92   12/31/93
------------            --------   --------   --------   --------   --------
Fixed Income Fund         $109       $119       $129       $140       $151
Balanced Fund              122        118        146        157        174
Diversified Equity Fund    131        127        166        177        193
Company Stock Fund         126        123        167        161        168

   The results illustrate the past returns and past volatility of each investment.

   Past performance is not an indication of or a guarantee of future investment results.

Interfund Transfers

Supplemental Contributions Transfers

   Once in any month, you may transfer the balance of your supplemental contributions in the Plan among the Fixed Income Fund Equivalent, the Balanced Fund Equivalent, the Diversified Equity Fund Equivalent and the Company Stock Fund Equivalent so that the resulting investments in such investment fund equivalents are in multiples of 10 percent.

Age-60 Transfers

   When you are age 60 or older, you may transfer the balance of your basic and company matching contributions from the Company Stock Fund Equivalent so that it is reallocated among the Fixed Income Fund Equivalent, the Balanced Fund Equivalent, the Diversified Equity Fund Equivalent and/or the Company Stock Fund Equivalent. This transfer may be made once in any calendar quarter, and you must designate the investment of the balance among the available investment fund equivalents in multiples of 10 percent.

Vesting Rights


Vesting of Your Contributions

   You always are 100 percent vested in the value of your contributions to the Plan.

Vesting of Company Matching Contributions

   You become vested in the value of company matching contributions as follows:

                        Years of Service        Vested
                           Completed          Percentage
                        -----------------     ----------
                        Less than 3                0%
                        3 but less than 4         35%
                        4 but less than 5         70%
                        5 or more                100%

Withdrawals

   To offer you the financial flexibility you may need, the Plan gives you access to your account during your active employment through withdrawals, subject to certain penalties described below.

Designated at Initial Plan Participation

   At initial plan participation, you may designate specific dollar amount(s) to be paid at specific date(s) in the future. These withdrawals are made from the balance of your basic and supplemental contributions to the extent such amount(s) are available and provided the designated date(s) occur before your termination of employment. There are no penalties associated with this type of withdrawal.

Designated After Initial Plan Participation

   After initial plan participation, you may request a withdrawal, for any reason and in any amount, to be paid from the balance of your basic and supplemental contributions. The withdrawal payment will be made in the year following your request, at the date you designate. Because of the IRS tax-deferred status of accounts under the Plan, your contributions to the Plan will be suspended for the year during which the withdrawal is paid, and your withdrawal amount will be reduced by 10 percent.

Important Note: Any withdrawal may be restricted to the extent necessary to comply with certain statutory limitations regarding the five officers subject to proxy disclosure reporting.

Distributions

   Distribution of your account balance is made under a form of payment described below, based on the event causing distribution.


Termination of Employment

   If your employment terminates before retirement or disability, your account balance will be distributed to you in a lump sum at termination.

Retirement or Disability

Normal Form

   Under the normal form, if your employment terminates due to retirement at or after age 55 with 10 years of service or due to disability, your account balance will be distributed to you in a lump sum in the January following your retirement.

Optional Form

   If you do not want your distribution paid in the normal form, you may make a choice prior to your retirement to have your distribution paid in an optional form. Under this choice, you may defer receipt of your account balance to a designated date beginning any time in the year following retirement and up to age 70 1/2, and you may choose to receive distribution in either a lump sum or installments over five to 20 years.

How Payments Are Made

   The value of your account will be determined as soon as practicable after your distribution date. You will receive payment approximately 45 days after this date. No interest or dividend equivalents will be paid for the period of time between the valuation date and the actual date of payment. All distributions will be made in cash.

Distributions Upon Death

   If you die while actively employed or before distribution of your account balance, the value of your account will be paid to your designated beneficiary(ies) in a lump sum as soon as practicable following your death.

   If you die while receiving installment payments, the remaining installment payments will continue to your designated beneficiary(ies). The plan administrator, in its discretion, may choose to pay the balance in a lump sum to your beneficiary(ies).

Other Information

Non-assignability of Interest

   Apart from your right to name one or more beneficiaries to receive any distribution payable in the event of your death, federal law requires that no right to payment under the Plan can be subject to sale, transfer, pledge, assignment, attachment or encumbrance of any kind.


If You Are Transferred

   If you are transferred to a subsidiary or group that is not covered by the Plan and, as a result, are no longer eligible to make deferrals under the Plan, your account will remain in the Plan until distributed. However, you will not be able to make contributions under the Plan, and the company will not credit any additional company matching contributions to your account.

Federal Income Tax Information

   While any amount you choose to defer as USP contributions will reduce the amount of your current reportable total pay for federal income and certain state and local income tax purposes, your deferral will not reduce the amount of your reportable total pay which is subject to Social Security and Medicare taxes. All amounts deferred (and company matching contributions as they "vest") are included in your Social Security and Medicare wage bases subject to the statutory annual Social Security maximum wage base (the Medicare wage base is unlimited).

   When you receive a payment from the Plan, you will be responsible for paying any income taxes that apply in the year you receive your payment. The total amount of your distribution (including withdrawals) will be reflected on your Form W-2 from the company and will be taxable as additional compensation in the year of payment.

   Federal and state laws require that applicable federal, state and local income taxes be withheld from your distribution. The plan administrator will provide you with a distribution statement showing the details.

   Because the Plan is an unfunded, non-qualified deferred compensation plan, the special federal tax treatment under the five-year (or ten-year) income averaging or rollover rules is not available.

General Administration of the Plan

Plan Sponsor

   The Plan described in this Summary Plan Description is sponsored by:

   International Paper Company
   2 Manhattanville Road
   Purchase, NY 10577
   Telephone (914) 397-1500

Plan Administrator

   The administration of the Plan is the responsibility of the plan administrator who is:

   Senior Vice President-Human Resources
   International Paper Company
   2 Manhattanville Road
   Purchase, NY 10577
   Telephone (914) 397-1500


   As an officer of the company, the plan administrator serves at the discretion of the company's board of directors. No charge is made to the employee accounts under this Plan for compensation of the plan administrator.

Amendment and Termination

   The company reserves the right to amend, suspend or terminate the Unfunded Savings Plan at any time, provided that any such action shall not adversely affect any plan participant's right to receive payment, pursuant to the terms of this Plan, of any unpaid vested amounts.

ERISA Classification

   The Plan is an unfunded employee pension benefit savings plan which is maintained by the company "for the purpose of providing deferred compensation for a select group of management or highly compensated employees." The Plan is, therefore, exempt from Parts 2, 3 and 4 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (ERISA) which pertains to participation and vesting, funding and fiduciary responsibilities. Pursuant to regulations issued by the Secretary of Labor in 29 CFR 2520.104-23, the Plan is exempted from the reporting and disclosure provisions of Part 1 of Subtitle B of Title I of ERISA, except for providing plan documents to the Secretary of Labor upon request. Title IV of ERISA relating to plan termination insurance does not apply to the Plan, and insurance benefits of the type specified in Title IV of ERISA will not be extended to plan participants or their beneficiaries.

Available Information

   The company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the Exchange Act), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the Commission). Copies of such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; the Commission's regional offices at 26 Federal Plaza, Room 1102, New York, NY 10278; and 219 S. Dearborn Street, Chicago, IL 60604. Copies of such material also can be obtained at the offices of the New York Stock Exchange, 20 Broad Street, New York, NY 10005, where the shares of the company's common stock are listed.

   The company hereby undertakes to provide without charge to each participant, upon written or oral request of such person to the company at the address set forth below, a copy of its most recent annual report to shareholders, as well as any and all information that has been incorporated by reference in the Registration Statement of which this document is a part, excluding exhibits to the information incorporated by reference unless such exhibits are specifically incorporated herein. Additional updating information with respect to the securities and the Plan covered herein may be provided in the future by means of updates to this document. Such written or oral requests should be directed to:


   International Paper Company
   2 Manhattanville Road
   Purchase, NY 10577
   Attn. Investor Relations Department
   Telephone: (914) 397-1500

   The company hereby incorporates by reference into this document the following documents filed with the Commission:

o The company's Annual Report on Form 10-K for the year ended December 31, 1993;

o All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act by the company and by the Plan since December 31, 1993; and

o The description of the common stock of the company contained in the Registration Statements filed pursuant to Section 12 of the Exchange Act relating thereto, including any amendment or report filed for the purpose of updating such description.

   All documents filed by the company pursuant to Section 13, 14 or 15(d) of the Exchange Act after the date of this document and before the termination of this offering of the company's common stock will be deemed to be incorporated by reference into this document and to be part hereof from the date of filing of such documents.

UNFUNDED SAVINGS PLAN

Appendix

                         Basic          Supplemental         Company
  Organization       Contributions     Contributions         Matching
                    (Percent of Pay)  (Percent of Pay)     Contributions
------------------  ----------------  ----------------  -------------------
Former Inter-            1 - 8%           1 - 77%       70% of basic up to
national Paper                                          4%; 50% of basic up
locations with SIP                                      to next 4%

Masonite                 1 - 6%           1 - 79%       50% of basic

ResourceNet Inter-       1 - 5%           1 - 80%       75% of basic
national (exclud-
ing Dillard,
Dixon, Leslie,
Ingram, Western
Pacific and Arvey
Stores)

Envelope                 1 - 5%           1 - 80%       75% of basic
Converting

Nevamar                  1 - 5%           1 - 80%       66 2/3% of basic up
                                                        to 3%; 50% of basic
                                                        up to next 2%

Anitec/Ilford            1 - 5%           1 - 80%       50% of basic

Haig Point               1 - 5%           1 - 80%       50% of basic

Arvey Stores             None             1 - 85%       None

J. B. Papers             1 - 5%           1 - 80%       75% of basic

Dillard                  1 - 4%           1 - 81%       25% of basic

Dixon                    None             1 - 85%       None

Leslie                   1 - 4%           1 - 81%       25% of basic

Ingram                   1 - 6%           1 - 79%       12 1/2% of basic

Western Pacific          1 - 5%           1 - 80%       50% of basic